Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

DCP MIDSTREAM, LLC

and

DCP MIDSTREAM PARTNERS, LP

Dated as of November 4, 2010

i

ARTICLE V REPRESENTATIONS AND WARRANTIES RELATING TO BUYER		22
5.1	Organization of Buyer	22
5.2	Authorization; Enforceability	23
5.3	No Conflict; Consents	23
5.4	Litigation	23
5.5	Brokers’ Fees	23
5.6	Financial Ability	23
5.7	Securities Law Compliance	23
5.8	Buyer’s Independent Investigation; Limitation on Warranties	24

ARTICLE VI COVENANTS		25
6.1	Conduct of Business	25
6.2	Access	26
6.3	Third-Party Approvals	26
6.4	Regulatory Filings	27
6.5	HSR Act Filings	27
6.6	Employees	28
6.7	Books and Records	28
6.8	Intentionally Omitted	29
6.9	Permits	29
6.10	Intentionally Omitted	29
6.11	Public Statements	29
6.12	Company Guaranties	29
6.13	Intentionally Omitted	30
6.14	Revising Disclosure Schedule	30
6.15	Exclusivity	30
6.16	Intentionally Omitted	31
6.17	Intentionally Omitted	31
6.18	Intentionally Omitted	31

ARTICLE VII TAX MATTERS		31
7.1	Responsibility for Filing Tax Returns and Paying Taxes	31
7.2	Responsibility for Tax Audits and Contests	31
7.3	Tax Refunds	31
7.4	Transfer Taxes	31
7.5	Post-Closing Elections	32
7.6	Disputes over Tax Provisions	32

ARTICLE VIII CONDITIONS TO CLOSING		32
8.1	Conditions to Obligations of Buyer	32
8.2	Conditions to the Obligations of Seller	34

ARTICLE IX INDEMNIFICATION		35
9.1	Survival	35
9.2	Indemnification	35
9.3	Limitations on Liability	36
9.4	Procedures	37

ii

9.5	Exclusive Remedy and Release	38
9.6	Escrow	39

ARTICLE X TERMINATION		39
10.1	Termination	39
10.2	Effect of Termination	40

ARTICLE XI MISCELLANEOUS		41
11.1	Notices	41
11.2	Assignment	41
11.3	Further Assurances	41
11.4	Rights of Third Parties	42
11.5	Expenses	42
11.6	Counterparts	42
11.7	Entire Agreement	42
11.8	Disclosure Schedule	42
11.9	Acknowledgment by Buyer	42
11.10	Amendments	43
11.11	Severability	43
11.12	Governing Law; Jury Waiver	43

iii

LIST OF EXHIBITS

Exhibit 1	Form of Assignment of Interests

Exhibit 2.2	Escrow Agreement

Exhibit 8.1(k)	Form of Non-Foreign Affidavit

LIST OF SCHEDULES

Schedule 1.1(a)	Liens to be Released

Schedule 3.3	No Conflict; Consents

Schedule 3.4	Ownership of Interests

Schedule 4.3(e)	Prior Ownership

Schedule 4.4	No Conflict; Consents

Schedule 4.5	Litigation

Schedule 4.6	Financial Statements

Schedule 4.7	Taxes

Schedule 4.8	Undisclosed Liabilities

Schedule 4.9	Absence of Certain Changes

Schedule 4.10	Material Contracts

Schedule 4.12(a)	Employee Benefit Plans

Schedule 4.12(b)	Certain Types of Plans

Schedule 4.13	Environmental Matters

Schedule 4.15	Insurance

Schedule 4.19(a)(i)	Owned Real Property

Schedule 4.19 (a)(ii)	Real Property Easements

Schedule 4.19(b)	Leased Real Property

Schedule 4.19(c)(i)	Owned Personal Property

Schedule 4.19(c)(ii)	Leased Personal Property

Schedule 4.19(e)(i)	WMJ Property

Schedule 4.19(e)(ii)	WMJ Easements

Schedule 4.19(f)	Texas Built Property

Schedule 4.19(g)	Title

Schedule 4.20	Company Guaranties

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT, dated as of November 4, 2010 (this “Agreement”), is entered into by and among DCP Midstream, LLC, a Delaware limited liability company (“Seller”) and DCP Midstream Partners, LP, a Delaware limited partnership (“Buyer”). Individually, the Seller and the Buyer is a “Party” and, collectively, they are the “Parties.”

RECITALS

WHEREAS, Seller owns all of the issued and outstanding limited liability company interests (the “Interests”) of DCP Liberty Gathering, LLC, a Texas limited liability company (“Liberty”); and

WHEREAS, on the terms and subject to the conditions set forth herein, the Seller desires to sell to Buyer, and Buyer desires to purchase from the Seller, the Interests.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

1.1 Definitions. As used herein, the following terms shall have the following meanings:

“Accountants” has the meaning provided such term in Section 7.6.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such specified Person through one or more intermediaries or otherwise. For the purposes of this definition, “control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings, but specifically excludes Spectra Energy Corp, ConocoPhillips, or any entities owned, directly or indirectly, by Spectra Energy Corp and ConocoPhillips, other than entities owned, directly or indirectly, by Buyer and by Seller.

“Agreement” has the meaning provided such term in the preamble to this Agreement.

“Assets” means (a) that certain natural gas gathering and transmission system located along the easements and rights-of-way described as the “Liberty County Gathering System” on Schedule 4.19(a)(ii) (the “Liberty County Gathering System”), (b) that certain approximately 4 mile private NGL line connecting the Raywood Plant with the Black Lake pipeline, including all lines of pipe, rights of way, metering, leased and owned compression, line fill and other NGL volumes on the NGL Pipeline or downstream thereof necessary for the normal operation thereof or of the liquids pipelines located downstream thereof, and appurtenances thereto (the “NGL Pipeline”) and (c) the cryogenic natural gas processing plant currently capable of processing between 50,000 and 60,000 Mcf/day of natural gas for the extraction of ethane, propane, butane and heavier liquefiable hydrocarbons owned and operated by Raywood and located in Liberty County, Texas, including the fee property, surface site and all fixtures, towers, vessels, piping, owned and leased equipment and other appurtenances and assets utilized in the ownership and operation thereof, including, without limitation, the two 10,000 Mcf/day not yet installed cryogenic plant expansion units and all gas, NGL, or product volumes necessary for the normal operation thereof (collectively, the “Raywood Plant”), (d) various assets including capital expenditures, leases, land purchases and studies/evaluations initiated by DCP since June 29, 2010, the integration activity projects consist of the following: (i) the purchase of the Raywood inlet leased compressor; (ii) the Raywood/CIPCO Bi-Directional Site; (iii) the Raywood/CIPCO Block Valve Site; (iv) the Raywood/CIPCO Bi-Directional Interconnect; (v) the Raywood Residue Line Project; (vi) the Raywood NGL Line Project; (vii) the Raywood Gathering Line Project; (viii) the Raywood Plant Expansion Project; and (ix) the Raywood Liquids Handling Project, and (e) together with all spare or replacement parts or other items of inventory in any manner associated with the Liberty County Gathering System, the NGL Pipeline, or the Raywood Plant, all legal and other relationships and arrangements in existence on the date of this Agreement which relate to or are utilized in connection with the services, sales or other activities of the Liberty County Gathering System, the NGL Pipeline or the Raywood Plant, including, but not limited to, the Leases, Leased Personal Property, the Leased Real Property, Material Contracts, Permits, Owned Personal Property, Real Property Easements and Owned Real Property.

“Audited Financial Statements” has the meaning provided such term in Section 4.6.

“Balance Sheet Date” has the meaning provided such term in Section 4.6.

“Basket” has the meaning provided such term in Section 9.3(a).

“Benefit Plans” has the meaning provided such term in Section 4.12(f).

“Business” means Liberty’s and its Subsidiary’s conduct of natural gas and NGL gathering, compression, transportation, processing, purchase, sale, exchange and related activities.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of Texas and that is not otherwise a federal holiday in the United States.

“Buyer” has the meaning provided such term in the preamble to this Agreement.

“Buyer Indemnified Parties” has the meaning provided such term in Section 9.2(a).

“Ceiling” has the meaning provided such term in Section 9.2(a).

“CERCLA” means the Federal Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. § 9601 et seq.

“CERITAS” has the meaning provided such term in Section 9.6.

“CERITAS PSA” has the meaning provided such term in Section 9.6.

“Claim Notice” has the meaning provided such term in Section 9.4(a).

“Closing” has the meaning provided such term in Section 2.4.

“Closing Date” has the meaning provided such term in Section 2.4.

“Closing Payment” has the meaning provided in such term in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” shall mean Liberty.

“Company Guaranties” means those guaranties, letters of credit, bonds, sureties and other forms of credit support or assurances provided by Seller or its Affiliates in support of obligations of the Company or its Subsidiary.

“Constituents of Concern” any substance defined as a hazardous substance, hazardous waste, hazardous material, pollutant or contaminant by any Environmental Law, any petroleum hydrocarbon or fraction thereof, friable asbestos, or PCBs, the handling, storage, treatment or exposure of or to which is regulated under any Environmental Law.

“Contract” means any legally binding agreement, commitment, lease, license or contract.

“DCP” means DCP Midstream, LP, an Affiliate of Seller.

“Direct Claim” has the meaning provided such term in Section 9.4(d).

“Disclosure Schedule” means the schedules attached hereto.

“Dollars” and “$” mean the lawful currency of the United States.

“Effective Time” has the meaning provided such term in Section 2.4.

“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability company, joint venture, joint stock association, estate, trust, cooperative, foundation, union, syndicate, league, consortium, coalition, committee, society, firm or other enterprise, association, organization or entity of any nature, other than a Governmental Authority.

“Environmental Law” means all applicable Laws of any Governmental Authority relating to the protection of human health or the environment, including: (a) all requirements pertaining to liability for reporting, management, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of a Constituent of Concern; and (b) all limitations, restrictions, conditions, standards, prohibitions, obligations, and timetables contained therein or in any Order issued to the Company or its Subsidiary thereunder. The term “Environmental Law” includes, without limitation, CERCLA, the Federal Water Pollution Control Act (which includes the Federal Clean Water Act), the Federal Clean Air Act, the Federal Solid Waste Disposal Act (which includes the Resource Conservation and Recovery Act), the Federal Toxic Substances Control Act, and the Federal Insecticide, Fungicide and Rodenticide Act, the Safe Water Drinking Act, Federal Hazardous Materials Transportation Law, Pipeline Safety Act, each as amended as of the Closing Date, any regulations promulgated pursuant thereto, and any state or local counterparts, but shall not include the Occupational Health and Safety Act or other Laws relating to worker protection.

“Environmental Permits” means all permits, licenses, authorizations, certificates and approvals of Governmental Authorities relating to or required by Environmental Laws and necessary for or held in connection with the conduct of the businesses of each of Company and its Subsidiary.

“Escrow Agreement” has the meaning provided such term in Section 9.6.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Financial Statements” has the meaning provided such term in Section 4.6.

“FTC” means the Federal Trade Commission.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Governmental Authority” means any federal, state, municipal, local or similar governmental authority, regulatory or administrative agency, court or arbitral body.

“Holdings” means CERITAS Holdings, LP.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness for Borrowed Money” means all obligations to any Person for borrowed money, including (a) any obligation to reimburse any bank or other Person in respect of amounts paid or payable under a standby letter of credit or (b) any guaranty with respect to indebtedness for borrowed money of another Person.

“Indemnified Party” has the meaning provided such term in Section 9.4(a).

“Indemnifying Party” has the meaning provided such term in Section 9.4(a).

“Intellectual Property” means intellectual property rights, statutory or common law, worldwide, including (a) trademarks, service marks, trade dress, slogans, logos and all goodwill associated therewith, and any applications or registrations for any of the foregoing; (b) copyrights and any applications or registrations for any of the foregoing; and (c) patents, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae, specifications, and lists of suppliers, vendors, customers, and distributors.

“Insurance Policies” shall mean the director and officer liability, workers compensation, automobile and general liability policies covering the Company, its Subsidiary, assets and employees and in effect on the date of this Agreement, including all endorsements thereto.

“Interests” has the meaning provided such term in the recitals of this Agreement.

“Interest Transfer Documents” means the Assignment of Interests in form and substance attached hereto as Exhibit 1, duly executed by Seller.

“IRS” means Internal Revenue Service of the United States.

“Justice Department” means the United States Department of Justice.

“Knowledge of Seller” or “Seller’s Knowledge” means that Greg Smith, Don Degen, or Josh Crawford is actually aware of a fact, issue or matter or could reasonably be expected to become aware of such fact, issue or matter in the ordinary course of his employment or duties with the Seller.

“Law” means any applicable statute, writ, law, rule, regulation, ordinance, Order, judgment, injunction, award, determination or decree of a Governmental Authority, in each case as in effect on and as interpreted on the date of this Agreement and on the Closing Date.

“Leased Personal Property” has the meaning provided such term in Section 4.19(c).

“Leased Real Property” has the meaning provided such term in Section 4.19(b).

“Leases” has the meaning provided such term in Section 4.19(b).

“Liability” means any liability (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), including any liability for Taxes.

“Liberty” has the meaning provided such term in the recitals of this Agreement.

“Liberty Securities” has the meaning provided such term in Section 4.2(b).

“Lien(s)” means any liens, charges, pledges, options, mortgages, deeds of trust, hypothecations, security interests, preferential purchase rights, or other encumbrances, but does not include a title defect.

“Losses” has the meaning provided such term in Section 9.2(a).

“Material Adverse Effect” means, with respect to any Person, any circumstance, change or effect that (a) is materially adverse to the business, operations (including results of operation), assets, liabilities or financial condition of such Person, or (b) that materially impedes the ability of such Person or any other Party to complete the transactions contemplated herein; provided, however, a Material Adverse Effect shall not be deemed to have occurred due to any circumstance, change or effect resulting or arising from: (i) any change in general economic conditions in the industries or markets in which such Person or any of its Subsidiaries operate; (ii) seasonal reductions in revenues and/or earnings of such Person or any of its Subsidiaries in the ordinary course of its business; (iii) to the extent not causing direct physical damage or destruction to the assets of the Company or its Subsidiary, national or international political conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack; (iv) changes in Law, GAAP, or the interpretation thereof; (v) the entry into or announcement of this Agreement, actions contemplated by this Agreement, or the consummation of the transactions contemplated hereby; (vi) the loss of any employee of such Person or any of its Subsidiaries or (vii) Acts of God. Any circumstance, change or effect that does not meet the criteria of any of (i) through (vii) above, and that is quantifiable in monetary terms shall be a Material Adverse Effect if it exceeds $5,000,000.

“Material Contracts” has the meaning provided such term in Section 4.10(a).

“New Financial Statements” has the meaning provided such term in Section 4.6.

“NGL” has the meaning provided such term in Section 4.10(a)(i).

“Order” means any order, judgment, injunction, ruling, determination, decision, opinion, sentence, subpoena, writ or award issued, made, entered or rendered by any arbitrator, court, administrative agency or other Governmental Authority with jurisdiction.

“Organizational Documents” means any charter, certificate of incorporation, articles of association, partnership agreements, limited liability company agreements, bylaws, operating agreement or similar formation or governing documents and instruments.

“Owned Personal Property” has the meaning provided such term in Section 4.19(c).

“Owned Real Property” has the meaning provided such term in Section 4.19(a).

“Parties” has the meaning provided in the preamble to this Agreement.

“Permits” means authorizations, licenses, permits or certificates issued by Governmental Authorities; provided, right-of-way agreements and similar approvals are not included in the definition of Permits.

“Permitted Liens” means (a) mortgages or security interests shown on the Financial Statements as securing specified liabilities or obligations, with respect to which no default (or event which, with notice or lapse of time or both, would constitute a default) exists, so long as the same are fully paid off and released prior to or at the Closing; (b) mortgages or security interests incurred in connection with the purchase of property or assets after the Balance Sheet Date (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event which, with notice or lapse of time or both, would constitute a default) exists so long as the same are fully paid off and released prior to or at the Closing; (c) the liens, mortgages or security interests set forth on Schedule 1.1(a), all of which shall be released on or before the Closing Date; (d) as to real property, zoning laws, easements of record, restrictive covenants and other land use restrictions that do not materially and adversely impair the present use of the property subject thereto; (e) Liens for Taxes being contested in good faith by appropriate proceedings or not yet delinquent; (f) statutory Liens (including materialmen’s, warehousemen’s, mechanic’s, repairmen’s, landlord’s, and other similar Liens) arising in the ordinary course of business securing payments being contested in good faith by appropriate proceedings or not yet delinquent; (g) Liens of public record; (h) the rights of lessors and lessees under leases (excluding any preferential purchase right) executed in the ordinary course of business; (i) the rights of licensors and licensees under licenses (excluding any preferential purchase right) executed in the ordinary course of business; (j) purchase money Liens and Liens securing rental payments under capital lease arrangements; (k) preferential purchase rights and other similar arrangements with respect to which consents or waivers are obtained for this transaction or as to which the time for asserting such rights has expired at the Closing Date without an exercise of such rights; (l) restrictions on transfer with respect to which consents or waivers are obtained for this transaction; (m) any Liens created pursuant to operating or similar agreements; (n) Liens referenced in any real property files made available by Seller to Buyer or in the Disclosure Schedule; or (o) Liens created by Buyer, or its successors and assigns.

“Person” means any individual, Governmental Authority or Entity of any kind.

“Post-Effective Time Tax Period” means any Tax period (or a portion thereof) that is not a Pre-Effective Time Period.

“Pre-Effective Time Tax Period” means any Tax period (or a portion thereof) ending on or before the Effective Time.

“Proceeding” means any action, suit, litigation, arbitration, lawsuit, claim, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contests, hearing, inquiry, inquest, audit, examination, investigation, challenge, controversy or dispute, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator.

“Purchase Price” has the meaning provided such term in Section 2.2.

“Raywood” has the meaning provided such term in Section 4.3(a).

“Raywood Interests” has the meaning provided such term in Section 4.3(a).

“Raywood Issue” has the meaning provided such term in Schedule 4.13.

“Real Property Easements” has the meaning provided such term in Section 4.19(a).

“Reasonable Efforts” means efforts in accordance with reasonable commercial practice.

“Regulatory Approvals” means any and all approvals and authorizations of a Governmental Authority required to permit Buyer to use any of the assets of the Company or its Subsidiary, or any Permits with respect thereto, after Closing.

“Representatives” means a Person’s directors, officers, employees, agents, advisors or direct or indirect investors (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors and any representatives of those advisors).

“Reviewed Interim Financial Statements” has the meaning provided such term in Section 4.6.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Seller” has the meaning provided such term in the preamble to this Agreement.

“Seller Indemnified Parties” has the meaning provided such term in Section 9.2(b).

“Straddle Period” has the meaning provided such term in Section 7.1.

“Submission Deadline” has the meaning provided such term in Section 7.6.

“Subsidiary” means, with respect to any Person, (a) any corporation, of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote generally in the election of directors thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) any limited liability company, partnership, association or other business Entity, of which a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person or Persons will be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business Entity if such Person or Persons will be allocated a majority of limited liability company, partnership, association or other business Entity gains or losses, or is or controls the managing member or general partner of such limited liability company, partnership, association or other business Entity.

“Tax Returns” means any report, return, election, document, estimated tax filing, declaration, claim for refund, information returns, or other filing provided (or required to have been provided under applicable law) to any Governmental Authority including any schedules or attachments thereto and any amendment thereof.

“Taxes” means all taxes, assessments, charges, duties, fees, levies, imposts or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, real or personal property, excise, severance, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add-on, value-added, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other similar charges of any kind, and all estimated taxes, deficiency assessments, additions to tax, penalties and interest, whether disputed or otherwise.

“Third-Party Claim” has the meaning provided such term in Section 9.4(a).

“United States” means United States of America.

“WMJ Easements” has the meaning provided such term in Section 4.19(e).

1.2 Rules of Construction.

(a) All article, section, schedule and exhibit references used in this Agreement are to articles and sections of, and schedules and exhibits to, this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes.

(b) If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral genders and vice versa. The term “includes” or “including” shall mean “including without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c) With respect to the Company and its Subsidiary the term “ordinary course of business” will be deemed to refer to the ordinary conduct of the business in a manner consistent with the past practices and customs of the Company and its Subsidiary, and the industry in which they conduct business, and in accordance with all applicable Law.

(d) The Parties acknowledge that each Party and its attorney(s) have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, shall not be applicable to the construction or interpretation of this Agreement.

(e) The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

(f) All references to currency herein shall be to, and all payments required hereunder shall be paid in, Dollars.

(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

ARTICLE II

PURCHASE AND SALE; CLOSING

2.1 Purchase and Sale. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, the Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, the Interests. Title and, subject to the terms of this Agreement, risk of loss with respect to the Interests shall pass to Buyer as of the Closing Date.

2.2 Consideration. In consideration for the purchase of the Interests, Buyer shall pay to Seller at Closing an aggregate of $85,000,000 in cash by wire transfer of immediately available funds to an account designated by Seller, subject to adjustment as provided in Section 2.3 (the “Purchase Price”).

2.3 Closing Payment. At the Closing, Buyer shall pay to Seller the Closing Payment in cash by wire transfer of immediately available funds to the accounts designated by the Seller, which accounts shall be designated to Buyer at least 3 Business Days prior to Closing. The “Closing Payment” shall be the Purchase Price.

2.4 The Closing. The informal pre-closing of the transactions contemplated by this Agreement shall take place at the offices of Seller on December 31, 2010, with closing (the “Closing”) to occur on or before January 4, 2011 or such other date as Buyer and Seller may mutually determine (the date on which the Closing occurs is referred to herein as the “Closing Date”). The Parties agree that the effective time (the “Effective Time”) of the transactions contemplated hereby shall be 12:01 a.m., Denver, Colorado time, on the first day of January, 2011.

2.5 Purchase Price Allocation. Seller and Buyer agree that they will (a) report the federal, state and other income Tax consequences of the transactions contemplated hereby in a manner consistent with the information required by Section 1060(b) of the Code on Form 8594 in a manner consistent with such allocation, and (b) not take any position inconsistent therewith upon examination of any income Tax Return, in any refund claim, in any litigation, investigation or otherwise, unless required by applicable Laws or with the consent of the other Party.

2.6 Intentionally Omitted.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Seller represents and warrants to the Buyer that the statements contained in this Article III are true and correct as of the date hereof and will be true and correct as of the Closing Date (unless a specific date is set forth in such representation or warranty, in which case such representation or warranty must be true and correct as of such specific date), except in all cases as set forth in the Disclosure Schedule.

3.1 Organization of Seller. Seller is a limited liability company, duly formed, validly existing and in good standing under the Laws of the state of its formation with full legal and limited liability company power and authority to own and operate its business as currently owed and operated. Seller has made available to Buyer true copies of all existing Organizational Documents of Seller.

3.2 Authorization; Enforceability. Seller has all requisite limited liability company power and authority (as applicable) to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite action on the part of Seller and no other limited liability company proceeding (as applicable) on the part of Seller is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Seller, and assuming due execution and delivery of each of the other Parties hereto, this Agreement constitutes a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

3.3 No Conflict; Consents. Except as set forth on Schedule 3.3, the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller do not and shall not:

(a) violate any Law applicable to Seller or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority (except as would not reasonably be expected to have a Material Adverse Effect on the ability of the Seller to enter into and perform its obligations under this Agreement, or except for the HSR Act filings addressed by Section 6.5);

(b) violate any Organizational Document of Seller or entitle any Person to exercise any preferential purchase right, option to purchase or similar right with respect to any of the Interests;

(c) require any material filing with or the obtaining of any material permit, consent or approval of, or the giving of any material notice to, any Person other than a Governmental Authority; or

(d) (i) breach any Contract to which Seller is a party or by which Seller may be bound or any Material Contract, (ii) result in the termination of any Material Contract, (iii) result in the creation of any Lien, other than a Permitted Lien, under any Material Contract or (iv) constitute an event that, after notice or lapse of time or both, would result in any such breach or termination or creation of a Lien, other than a Permitted Lien, except in the case of any event listed in this subsection (d) as would not reasonably be expected to have a Material Adverse Effect on the ability of the Seller to enter into and perform its obligations under this Agreement.

3.4 Ownership of Interests.

(a) Seller is the record and beneficial owner and holder of, the Interests set forth opposite Seller’s name on Schedule 3.4 of this Agreement, free and clear of all Liens (other than Permitted Liens) and restrictions on the right to vote, sell or otherwise dispose of such Interests, subject only to applicable securities Laws.

(b) Seller’s Interests are not subject to any voting trust agreement or other contract, agreement, arrangement, commitment, option, proxy, right of first refusal or understanding, including any Contract restricting or otherwise relating to the voting, dividend rights or disposition of the Interests (other than the Organizational Documents of the Company).

3.5 Litigation. There are no Proceedings before any Governmental Authority pending and to the Knowledge of Seller, threatened against Seller that would prevent Seller’s performance of the transactions contemplated by this Agreement. There are no Orders or unsatisfied judgments from any Governmental Authority binding upon Seller that would prevent Seller’s performance of the transactions contemplated by this Agreement.

3.6 Disclaimer of Additional and Implied Warranties. Seller is making no representations or warranties, express or implied, of any nature whatsoever except as specifically set forth in Article III and Article IV of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES RELATED TO LIBERTY

Seller represents and warrants to the Buyer that the statements contained in this Article IV are true and correct as of the date hereof and will be true and correct as of the Closing Date (unless a specific date is set forth in such representation or warranty, in which case such representation or warranty must be true and correct as of such specific date), except in all cases as set forth in the Disclosure Schedule.

4.1 Organization. The Company is: (a) duly formed (as applicable), validly existing and in good standing (if applicable) under the Laws of its jurisdiction of organization and (b) has the requisite limited liability company power and authority (as applicable) to carry on its business as now being conducted. The Company is duly qualified to do business in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so qualified, except where failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on the Company. Seller has made available to Buyer true copies of all existing Organizational Documents of the Company.

4.2 Capitalization.

(a) The Interests constitute all of the issued and outstanding interests of Liberty. The Interests are duly authorized, validly issued, fully paid, nonassessable and are free and clear of all Liens (other than Permitted Liens) and restrictions on the right to vote, sell or otherwise dispose of such Interests, subject only to applicable securities Laws.

(b) There are no (i) outstanding interests, equity interests or other securities of Liberty other than the Interests, (ii) outstanding securities of Liberty convertible into, exchangeable or exercisable for partnership interests, equity interests or other securities of Liberty, (iii) authorized or outstanding options, warrants or other rights to purchase or acquire from Liberty or Seller, or obligations of Liberty to issue, any equity interests or other securities, including securities convertible into or exchangeable for partnership interests or other securities of Liberty or (iv) authorized or outstanding bonds, debentures, notes or other indebtedness that entitle the holders to vote (or convertible or exercisable for or exchangeable into securities that entitle the holders to vote) with holders of units or interests of Liberty on any matter (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as the “Liberty Securities”). There are no outstanding obligations of Liberty to repurchase, redeem or otherwise acquire any Liberty Securities.

4.3 Ownership of Interests.

(a) Seller has good title to, holds of record and owns beneficially (i) 100% of the Interests and Seller owns the Interests free and clear of all Liens (other than Liens of the type described on Schedule 1.1(a) or restrictions on the right to vote, sell or otherwise dispose of such Interests, subject only to applicable securities Laws.

(b) Liberty has good title to, holds of record and owns beneficially 100% of the membership interests (the “Raywood Interests”) in DCP Raywood Gas Plant, LLC, a Texas limited liability company (“Raywood”). Liberty owns the Raywood Interests free and clear of all Liens (other than Liens of the type described on Schedule 1.1(a)) or restrictions on the right to vote, sell or otherwise dispose of such Raywood Interests, subject only to applicable securities Laws.

(c) Raywood: (i) is duly formed or organized (as applicable), validly existing and in good standing (if applicable) under the Laws of its jurisdiction of organization and (ii) has the requisite company power and authority (as applicable) to carry on its business as now being conducted. Raywood is duly qualified to do business in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so qualified, except where the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect on Raywood. Seller has made available to Buyer true copies of all existing Organizational Documents of Raywood. To the Seller’s Knowledge, except as set forth on Schedule 4.3(b), since the date of formation of the Company, no Persons besides CERITAS Gathering Company, Liberty Pipeline, LLC, Centana Intrastate Pipeline, LLC or Seller have owned any equity or other similar interest in the Company. Since the date of formation of Raywood, no Persons besides Liberty have owned any equity or other similar interest in Raywood.

(d) Since the ownership of the Company and its Subsidiary by Seller, neither the Company, nor its Subsidiary, have engaged in any material manner, in any business or activities other than the ownership and operation of the Assets and any business or activities related thereto.

4.4 No Conflict; Consents. Except as set forth on Schedule 4.4, the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby by Seller does not and shall not:

(a) violate any Law applicable to the Company and its Subsidiary or require any filing with, consent, approval or authorization of, or notice to, any Governmental Authority (except as would not reasonably be expected to have a Material Adverse Effect on the ability of Seller to enter into and perform their obligations under this Agreement, and except for the HSR Act filings addressed by Section 6.5);

(b) violate any Organizational Document of the Company or its Subsidiary;

(c) require any material filing with or obtaining of any material permit, consent or approval of, or the giving of any material notice to, any Person other than a Governmental Authority; or

(d) (i) breach any Material Contract to which the Company or its Subsidiary are a party or by which the Company or its Subsidiary may be bound, (ii) result in the termination of any such Material Contract, (iii) result in the creation of any Lien (other than a Permitted Lien) under any Material Contract or (iv) constitute an event that, after notice or lapse of time or both, would result in any such breach or termination or creation of a Lien (other than a Permitted Lien), except in the case of any event listed in this subsection (d) as would not reasonably be expected to have a Material Adverse Effect on the ability of the Seller to enter into and perform its obligations under this Agreement.

4.5 Litigation. Except as set forth on Schedule 4.5, the Company and its Subsidiary are not subject to any Order in which relief is sought involving, affecting, or relating to the Interests or the assets of the Company or its Subsidiary, or which would prevent, delay, or make illegal the transactions contemplated by this Agreement. There are no Proceedings pending or, to the Knowledge of any Seller, threatened against, involving, affecting, or relating to (A) the Interests or (B) the ownership, operation or use of the assets of the Company and its Subsidiary.

4.6 Financial Statements. Schedule 4.6 sets forth true and complete copies of the (a) audited consolidated balance sheets of Holdings and its consolidated Subsidiaries as of, and for the three years ended, December 31, 2009, 2008, and 2007, together with the related audited consolidated statements of income, changes in the equity holders’ capital and cash flow for the period then ended and all related footnotes (the “Audited Financial Statements”) and (b) the reviewed consolidated balance sheets of Holdings and its consolidated Subsidiaries as of March 31, 2010 (the “Balance Sheet Date”), and the related unaudited consolidated statements of income, changes in the equity holders’ capital and cash flow for the three month period ended March 31, 2010 and 2009 (the “Reviewed Interim Financial Statements”, and together with the Audited Financial Statements, collectively, the “Financial Statements”). The Financial Statements present fairly in accordance with GAAP, in all material respects, the financial position and results of operations of Holdings and its consolidated Subsidiaries as of, and for the periods ended on, such dates.

Seller has also provided first and second quarter 2009 and first quarter 2010 reviewed consolidated financial statements of Holdings, as well as quarterly unreviewed consolidating financial statements of Holdings for the periods first quarter 2009 through second quarter 2010 (the “New Financial Statements”). The Financial Statements have been, and the New Financial Statements shall be, prepared in accordance with GAAP and Regulation S-X adopted by the U.S. Securities and Exchange Commission and present fairly, in all material respects, the financial position and the results of operations of Holdings and its consolidated Subsidiaries as of, and for the periods ended on, such dates.

Subsequent to the Closing Date, Seller will use Reasonable Efforts to provide reviewed consolidated financial statements of Holdings for the third quarter 2010, prepared in accordance with GAAP and Regulation S-X, and provide the consolidating unreviewed financial statements of Holdings for such quarter. Seller will also use Reasonable Efforts to assist Buyer in complying with any other requirements of Regulation S-X in connection with the Audited Financial Statements and the New Financial Statements, including providing customary management representation letters and using Reasonable Efforts to obtain consents from Seller’s auditors for the respective period, necessary for the filing of the such financial statements with the U.S. Securities and Exchange Commission.

4.7 Taxes. Except as set forth on Schedule 4.7 or as would not reasonably be expected to have a Material Adverse Effect on the Company or the Interests, (a) all Tax Returns required to be filed by the Company and its Subsidiary have been filed, (b) all Taxes shown as due on such Tax Returns have been paid, (c) there are no Liens, other than Permitted Liens, on any of the assets of the Company and its Subsidiary that arose in connection with any failure to pay any Tax, (d) there is no claim pending by any Governmental Authority in connection with any Tax with respect to the Company or its Subsidiary, (e) no Tax Returns of the Company or its Subsidiary are, to the Knowledge of any Seller, under audit or examination by any Governmental Authority, (f) there are no agreements or waivers currently in effect that provide for an extension of time with respect to the filing of any Tax Return or the assessment or collection of any Tax from the Company or its Subsidiary, (g) no written claim has been made by any Governmental Authority in a jurisdiction where the Company and its Subsidiary do not file a Tax Return that it is or may be subject to taxation in that jurisdiction and (h) the Company and its Subsidiary are not a party to any Tax allocation or sharing arrangement.

The representations and warranties of this Section 4.7 are the sole representations and warranties of the Seller with respect to Tax matters.

4.8 No Undisclosed Liabilities. Except as disclosed on Schedule 4.8, the Company and its Subsidiary do not have Indebtedness for Borrowed Money, or any obligation or Liability of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due as of the date hereof) that would have been required to be reflected in, reserved against or otherwise described on the Financial Statements or in the notes thereto in accordance with GAAP, that is not shown on the Financial Statements or the notes thereto.

4.9 Absence of Certain Changes. Except as disclosed on Schedule 4.9, from the Balance Sheet Date until the date of this Agreement, (a) there has not been any Material Adverse Effect on the Company or its Subsidiary, or the Seller, and (b) the business of the Company and its Subsidiary has been conducted, in all material respects, in the ordinary course of business. Without limiting the generality of the foregoing, except as set forth on Schedule 4.9, since the Balance Sheet Date through the date hereof, there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the assets of the Company and its Subsidiary, having a replacement cost of more than $500,000 for any single loss or $2,000,000 for all such losses.

4.10 Contracts.

(a) Schedule 4.10 contains a true and complete listing of the following Contracts in effect on the date of this Agreement and to which the Company or its Subsidiary is a party (each Contract that is required to be listed on Schedule 4.10, together with any other Contract that would have been required to be disclosed on Schedule 4.10 being a “Material Contract”):

(i) each natural gas and natural gas liquid (“NGL”) or condensate transportation, gathering, processing, treating, compression, storage, trucking, operating, interconnect, and operational balancing contract and each natural gas, NGL or condensate purchase, sale, exchange or buy/sell Contract, in either case, associated with the Business, that individually involves revenues to the Company or its Subsidiary in excess of $50,000 for the year-to-date period ended on the Balance Sheet Date;

(ii) each Contract involving a remaining commitment by the Company or its Subsidiary to undertake capital expenditures with respect to its business in excess of $100,000;

(iii) each Contract for lease of personal property involving aggregate payments in excess of $10,000 in any calendar year ending after the date hereof;

(iv) each deed, Lease and each Real Property Easement associated with the Business;

(v) each Contract that provides for a limit on the ability of the Company or its Subsidiary to compete in any line of business or with any Person or in any geographic area during any period of time after the Closing;

(vi) any partnership or joint venture agreement covering the assets of the Company;

(vii) any security agreement, mortgage or other agreement creating a Lien (other than Permitted Liens);

(viii) any contract, agreement or arrangement affecting the Interests or the assets of the Company, the performance of which is guaranteed by Seller or Affiliate of Seller or secured by a letter of credit, surety or other credit arrangements; and

(ix) except for Contracts of the nature described in clauses (i) through (xi) above, each Contract involving aggregate payments by or to the Company or its Subsidiary in excess of $50,000 in any calendar year ending after the date hereof that cannot be terminated by the Company or its Subsidiary upon 45 days or less notice without payment penalty.

(b) True and complete copies of all Material Contracts (including all amendments thereto) have been made available to Buyer.

(c) Each Material Contract (other than such Material Contracts with respect to which all performance and payment obligations have been fully performed or otherwise discharged by all parties thereto prior to the Closing) (i) is in full force and effect and (ii) represents the legal, valid and binding obligation of the Company or its Subsidiary a party thereto and, to the Knowledge of Seller, represents the legal, valid and binding obligation of the other parties thereto, in each case enforceable in accordance with its terms. Neither the Company nor its Subsidiary nor, to the Knowledge of Seller, any other party is in breach of any Material Contract (other than immaterial breaches), and neither the Company nor its Subsidiary has received any written or, to the Knowledge of Seller, oral notice of termination or breach of any Material Contract.

(d) There exist no Contracts between Seller or any Seller’s Affiliates (other than any Company or the Company Subsidiary) on the one hand, and the Company or its Subsidiary, on the other hand, that will survive the Closing.

(e) There exist no Contracts between the Company and its Subsidiary relating to physical or financial swaps, options, hedges, or futures.

4.11 Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect, (a) to the Knowledge of Seller, the Company and its Subsidiary own or have the right to use pursuant to license, sublicense, agreement or otherwise all items of Intellectual Property required in the operation of the business of the Company and its Subsidiary as presently conducted, (b) no third party has asserted in writing against the Company or its Subsidiary a claim that the Company or its Subsidiary are infringing on the Intellectual Property of such third party, and to the Knowledge of Seller, no third party is infringing on the Intellectual Property owned by the Company or its Subsidiary.

4.12 Ceritas Benefit Plans.

(a) Schedule 4.12(a) sets forth a list of all material employee benefit plans (as defined in Section 3(3) of ERISA), and all other material compensation or benefit plans, programs, arrangements, contracts or schemes, written, statutory or contractual, with respect to which Ceritas (itself or through an Affiliate) had any obligation or material liability to contribute or that were maintained, contributed to or sponsored by Ceritas (itself or through an Affiliate) for the benefit of any of its employees, officers or directors that performed services in respect of the Business prior to June 1, 2010 (the “Ceritas Effective Date”), excluding, however, any plan or arrangement maintained by a Governmental Authority to which Ceritas was required to contribute pursuant to applicable Law (collectively, the “Ceritas Plans”).

(b) Except as set forth on Schedule 4.12(b), until the Ceritas Effective Date, none of the Ceritas Plans (i) was a plan that is or has ever been subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, (ii) was a “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) was a plan maintained in connection with a trust described in Section 501(c)(9) of the Code, (iv) provided for the payment of separation, severance, termination or similar-type benefits to any person or (v) provided for or promises retiree medical or life insurance benefits to any current or former employee, officer or director of Ceritas or its Subsidiary, except to the extent required by Law. Each of the Ceritas Plans was subject only to the federal or state Laws of the United States or a political subdivision thereof.

(c) Through the Ceritas Effective Date, each Ceritas Plan was in compliance in all material respects with all applicable Laws, and Ceritas (itself or through an Affiliate) satisfied, in all material respects, all of its statutory, regulatory and contractual obligations with respect to each such Ceritas Plan, in each case except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or its Subsidiary. At the Ceritas Effective Date, no action, suit, claim or proceeding was pending or, to the Knowledge of Seller, has thereafter been pending or threatened with respect to any Ceritas Plan (other than claims for benefits in the ordinary course).

(d) Through the Ceritas Effective Date, there was no (and since such date, to Seller’s Knowledge, there exists no) prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Ceritas Plan. Ceritas (itself or through and Affiliates) did not, prior to the Ceritas Effective Date, incur any liability for any excise tax or penalty arising under the Code or ERISA with respect to a Ceritas Plan or any other employee benefit plan maintained, contributed to or sponsored by Ceritas (itself or through an Affiliate), and, to the Knowledge of Seller, no fact or event exists that could give rise to such liability. Ceritas did not, prior to the Ceritas Effective Date, incur any liability relating to Title IV of ERISA (other than for the payment of premiums to the Pension Benefit Guaranty Corporation).

(e) Each Ceritas Plan in effect prior to the Ceritas Effective Date that was intended to meet the requirements of Section 401(a) of the Code has received a favorable determination letter from the IRS or, if it is maintained pursuant to a prototype document, an IRS notification or opinion letter from the IRS.

(f) DCP did not acquire any interest or obligation in respect of the Ceritas Benefit Plans at the time that it acquired the Company and its Subsidiary. At no time since the Ceritas Effective Date have the Company or its Subsidiary maintained any employee benefit plans (as defined in Section 3(3) of ERISA), or other compensation or benefit plans, programs, arrangements, contracts or schemes, written, statutory or contractual in respect of employees (“Benefit Plans”). At the Effective Time, neither the Company nor its Subsidiary shall have any liability with respect to any Benefit Plans.

The representations and warranties of this Section 4.12 are the sole representations and warranties of Seller with respect to Benefit Plans.

4.13 Environmental Matters. Except as set forth on Schedule 4.13 or as would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiary:

(a) The operations of the Company and its Subsidiary are in material compliance with all Environmental Laws, which compliance includes the possession and maintenance of, and material compliance with, all Environmental Permits;

(b) The Company and its Subsidiary are not subject to any outstanding Order or arbitration award from any Governmental Authority under any Environmental Laws requiring remediation of any Constituents of Concern or the payment of any material fine or penalty; and

(c) The Company and its Subsidiary are not subject to any Proceeding pending or, to the Seller’s Knowledge, threatened, alleging noncompliance with or potential Liability under any Environmental Law.

The representations and warranties of this Section 4.13 are the sole representations and warranties of the Seller with respect to environmental matters.

4.14 Compliance with Laws; Permits.

(a) The Company and its Subsidiary are in compliance with all applicable Laws, except as otherwise disclosed in this Agreement and for noncompliance that would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiary. Notwithstanding any provision in this Section 4.14 (or any other provision of this Agreement) to the contrary, Section 4.7 and Section 4.13, shall be the exclusive representations and warranties with respect to Tax and environmental matters, respectively, as well as related matters, and no other representations or warranties are made with respect to such matters, including without limitation pursuant to this Section 4.14.

(b) The Company and its Subsidiary possess all Permits necessary for them to own their assets and operate their business as currently conducted, except where the failure to possess such Permit would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiary. To the Knowledge of the Seller (i) all such Permits are in full force and effect, (ii) the Company or Subsidiary holding such Permits is in compliance with all material obligations with respect thereto, and (iii) there are no lawsuits or other Proceedings pending or threatened before any Governmental Authority that seek the revocation, cancellation, suspension or adverse modification thereof.

4.15 Insurance. Seller has insurance policies, including, without limitation property, fire and casualty, product liability, workers’ compensation and other insurance held by or for the benefit of the Company, its Subsidiary and their assets as of the date of this Agreement. Upon request, Seller will provide Buyer will copies of all of the insurance policies.

4.16 Employee/Labor Relations. Neither the Company nor its Subsidiary have any employees. The Company and its Subsidiary are not (a) a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company and its Subsidiary, and, to the Knowledge of the Seller, there are no organizational campaigns, petitions or other unionization activities of any kind focusing on persons employed by DCP to operate the Assets, or (b) subject to any strikes, material slowdowns or material work stoppages pending or, to the Knowledge of Seller, threatened between the Company and its Subsidiary on one hand and any group of persons that operate the Assets on the other hand.

4.17 Books and Records. The books of account and other records of the Company and its Subsidiary, all of which have been made available to the Buyer, are complete and correct in all material respects. At the Closing, all of those books and records for the Company and its Subsidiary will be in the possession of the Company.

4.18 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Seller or any of its Affiliates.

4.19 Title to Properties and Related Matters.

(a) Owned Real Property. Schedule 4.19(a)(i) of the Disclosure Schedule describes all of the real property that is both (i) owned by the Company and its Subsidiary and (ii) used principally in connection with, or that is necessary for, the ownership and operation of their businesses (the “Owned Real Property”). Schedule 4.19(a)(ii) of the Disclosure Schedule lists all material easements, rights of way, servitudes, and similar rights (specifically excluding therefrom the Leases) that are currently used by the Company and its Subsidiary principally in connection with, the operation of their businesses (the “Real Property Easements”). The Seller has delivered or made available to the Buyer true and complete copies of all Real Property Easements, including any amendments thereto. The Company and its Subsidiary have not received written notice (i) that their occupation and use of the Owned Real Property and Real Property Easements is (a) in violation of any applicable Laws, (b) in violation of documents granting them the right to occupy or use the Owned Real Property or Real Property Easements, (c) not supported by a valid and enforceable legal document, or (d) in the process of being terminated, or (ii) of any claim of adverse possession or prescriptive rights involving any Owned Real Property. To the Seller’s Knowledge, all Real Property Easements are valid and enforceable and grant the rights purported to be granted thereby and all rights necessary thereunder for the operation of the Assets and the Business.

(b) Leased Real Property. Schedule 4.19(b) of the Disclosure Schedule describes all of the leasehold interests of the Company and its Subsidiary in real property used principally in connection with, or that is necessary for, the ownership and operation of their businesses and having monthly lease payments in excess of $2,000 (the “Leased Real Property”). The Seller has delivered or made available to the Buyer true and complete copies of any leases related to the Leased Real Property, including all amendments thereto (the “Leases”). The Leases are legal, valid and binding obligations of the applicable Company and/or Subsidiary that is a party thereto. Each of the Leases is unmodified and in full force and effect and the Company and its Subsidiary have not delivered or received any written notice of termination thereunder. Neither Company nor its Subsidiary has received written notice of a default by the Company or its Subsidiary of the terms and conditions in the performance in any of the Leases which, with notice or lapse of time or both, (i) would constitute a default that would give rise to an automatic termination or the right of discretionary termination of the Lease or (ii) would cause acceleration of any of the Company’s or its Subsidiary’s obligations under the Leases. Neither the Company nor its Subsidiary have received written notice that their occupation and use of the Leased Real Property is in violation of any applicable Laws.

(c) Personal Property. Schedule 4.19(c)(i) of the Disclosure Schedule lists all items of tangible personal property that are owned by the Company and its Subsidiary and used principally in connection with, or that are necessary for, the ownership and operation of their businesses (including all material equipment and other material tangible personal property used in connection with their gas gathering operations), and have a current net book value in excess of $50,000 per item (the “Owned Personal Property”). Schedule 4.19(c)(ii) of the Disclosure Schedule lists all items of tangible personal property that are leased by the Company and its Subsidiary and used principally in connection with, or that are necessary for, the ownership and operation of their businesses (including all material equipment and other material tangible personal property used in connection with their gas gathering and processing operations), and having monthly lease payments in excess of $2,000 (the “Leased Personal Property”). The Company and its Subsidiary are the sole and exclusive owners of the Owned Personal Property and have a valid leasehold or other contractual interest in the Leased Personal Property.

(d) Miscellaneous. Except as would not reasonably be expected to have a Material Adverse Effect, all structures, fixtures, facilities and appurtenances (including, but not limited to the Liberty County Gathering System and the NGL Pipeline) to the Owned Real Property, Leased Real Property and Real Property Easements are located within the boundary lines of such properties, and, to the Knowledge of the Seller, no structure, fixture, facility or improvement on any parcel adjacent to such properties encroaches onto any portion of such properties. The Company and its Subsidiary have good and valid rights of physical and legal ingress and egress to and from their Owned Real Property from and to the public systems for all usual street, road and utility purposes, and no conditions exist that would reasonably be expected to result in the termination of such ingress and egress. There are no pending or, to the Knowledge of Seller, threatened, condemnation, fire, health, safety, building, zoning or other land use regulatory Proceedings relating to any portion of the Owned Real Property, Leased Real Property or Real Property Easements that would reasonably be expected to affect adversely the current use or occupancy thereof, nor has Seller or any of its Affiliates received notice of any pending or threatened special assessment proceedings affecting any portion of such properties.

(e) WMJ Acquired Property. Seller represents and warrants to Buyer as of Closing, Liberty’s and its Subsidiary’s title to the Real Property Easements set forth on Schedule 4.19(e)(i) by, through and under Liberty and its Subsidiary, but not otherwise. Set forth on Schedule 4.19(e)(ii) is a list of easements, rights of way, servitudes and similar agreements which may be owned by Liberty or its Subsidiary but are not used in the business of Liberty or its Subsidiary (collectively the “WMJ Easements”). Notwithstanding anything to the contrary contained herein, the Seller (i) makes no representation or warranty that the list of WMJ Easements is complete or correct, (ii) makes no representation or warranty of title with respect to the WMJ Easements, and (iii) makes no representation or warranty of any other kind regarding the WMJ Easements.

(f) Title. Liberty or its Subsidiary have good and indefeasible title to the Owned Real Property and Real Property Easements set forth on Schedule 4.19(f).

(g) Rights to Use; Removal of Liens. Except as set forth on Schedule 4.19(g) of the Disclosure Schedule or except for Permitted Liens, the Company and its Subsidiary have valid rights to use all Owned Real Property, Leased Real Property, Owned Personal Property and Leased Personal Property. If and to the extent the Company or its Subsidiary receive notice of any Lien (other than a Permitted Lien) which does not arise in the ordinary course of business or which was not set forth on Schedule 4.19(g), and such Lien is removed or released within 60 days after the Company or its Subsidiary receives such notice, such Lien shall not constitute a breach of this representation.

(h) Company Assets. As of the Closing Date, the assets of the Company and its Subsidiary will not be subject to any Liens (other than Permitted Liens). Except as would not reasonably be expected to result in a Material Adverse Effect on the Company or its Subsidiary, there are no assets used in the operation of the Company’s and its Subsidiary’s business that are owned by any Person other than the Company and its Subsidiary that, as of the Closing Date, will not be licensed or leased to the Company or its Subsidiary under valid, current license arrangements or leases. Except as would not reasonably be expected to result in a Material Adverse Effect on the Company and its Subsidiary, the assets, rights and properties used by the Company and its Subsidiary constitute all of the assets, rights and properties necessary in operating their respective businesses as presently operated.

4.20 Company Guaranties. Schedule 4.20 describes all Company Guaranties posted by the Seller, its Affiliates or third parties in connection with the businesses of Liberty and its Subsidiary, which Company Guaranties shall be subject to substitution as provided in Section 6.12.

4.21 Disclaimer of Additional and Implied Warranties. The Seller is making no representations or warranties, express or implied, of any nature whatsoever except as specifically set forth in Article III and this Article IV of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES RELATING TO BUYER

Buyer represents and warrants to the Seller that the statements contained in this Article V are true and correct as of the date hereof and will be true and correct as of the Closing Date (unless a specific date is set forth in such representation or warranty, in which case such representation or warranty must be true and correct as of such specific date).

5.1 Organization of Buyer. Buyer is a Delaware limited partnership, duly formed, validly existing and in good standing under the laws of Delaware.

5.2 Authorization; Enforceability. Buyer has all requisite limited partnership power and authority to execute and deliver this Agreement and to perform all obligations to be performed by it hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by all requisite action on the part of Buyer, and no other limited partnership proceeding on the part of Buyer is necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Buyer, and assuming due execution and delivery of each of the other Parties hereto, this Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

5.3 No Conflict; Consents. Except as would not reasonably be expected to have a Material Adverse Effect on the ability of the Buyer to enter into and perform its obligations under this Agreement, the execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby by Buyer do not and shall not:

(a) violate any Law applicable to Buyer or require any filing with, consent, approval or authorization of, or, notice to, any Governmental Authority (except for the HSR Act filings addressed by Section 6.5);

(b) violate any Organizational Document of Buyer; or

(c) require any filing with or permit, consent or approval of, or the giving of any notice to, any Person.

5.4 Litigation. (a) There are no Proceedings before any Governmental Authority pending or, to the knowledge of Buyer, threatened against Buyer that would reasonably be expected to have a Material Adverse Effect on the ability of Buyer to perform its obligations under this Agreement and (b) there are no Orders or unsatisfied judgments from any Governmental Authority binding upon Buyer that would reasonably be expected to have a Material Adverse Effect on the ability of Buyer to perform its obligations under this Agreement.

5.5 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its Affiliates.

5.6 Financial Ability. Buyer has, through a combination of cash on hand and funds readily and unconditionally available under existing lines of credit, funds sufficient to fund the Purchase Price.

5.7 Securities Law Compliance. Buyer (a) is acquiring the Interests for its own account and not with a view to distribution, (b) has sufficient knowledge and experience in financial and business matters so as to be able to evaluate the merits and risk of an investment in the Interests and is able financially to bear the risks thereof, and (c) understands that the Interests will, upon purchase, be characterized as “restricted securities” under state and federal securities Laws and that under such Laws and applicable regulations the Interests may be resold without registration under such Laws only in certain limited circumstances. Buyer is an “accredited investor” within the meaning of Regulation D promulgated pursuant to the Securities Act.

5.8 Buyer’s Independent Investigation; Limitation on Warranties.

(a) The Buyer and its representatives have undertaken an independent investigation and verification of the business, operations and financial condition of the Company and its Subsidiary.

(b) BUYER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV HEREOF, THE BUYER IS PURCHASING THE INTERESTS ON AN “AS IS,” “WHERE IS” BASIS WITHOUT ANY REPRESENTATIONS OR WARRANTIES WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO ANY MATTER RELATING TO THE INTERESTS, INCLUDING INCOME TO BE DERIVED OR EXPENSES TO BE INCURRED IN CONNECTION WITH THE INTERESTS, THE PHYSICAL CONDITION OF ANY OF THE ASSETS OF THE COMPANY OR ITS SUBSIDIARY, THE ENVIRONMENTAL CONDITION OR OTHER MATTERS RELATING TO THE PHYSICAL CONDITION OR USE OF ANY REAL PROPERTY OR IMPROVEMENTS, THE ZONING OF ANY SUCH REAL PROPERTY OR IMPROVEMENTS, THE VALUE OF THE ASSETS OF THE COMPANY OR ITS SUBSIDIARY (OR ANY PORTION THEREOF), THE MERCHANTABILITY OR FITNESS OF THE PERSONAL PROPERTY OR ANY OTHER PORTION OF THE ASSETS OF THE COMPANY OR ITS SUBSIDIARY FOR ANY PARTICULAR PURPOSE AND ANY STATEMENTS OR INFORMATION CONTAINED IN THE ANY OTHER MATERIALS FURNISHED OR STATEMENTS MADE BY SELLER, COMPANY OR ITS REPRESENTATIVES (INCLUDING, WITHOUT LIMITATION, ANY PROJECTIONS, ESTIMATES OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO BUYER OF FUTURE REVENUES, FUTURE RESULTS OF OPERATIONS, FUTURE CASH FLOWS OR FUTURE FINANCIAL CONDITION OF THE COMPANY OR ITS SUBSIDIARY, OR ANY OTHER INFORMATION MADE AVAILABLE TO BUYER OR ITS REPRESENTATIVES AT ANY TIME IN ANY AND ALL “DATA ROOMS,” MANAGEMENT PRESENTATIONS, BREAK-OUT SESSIONS, OR RESPONSES TO QUESTIONS SUBMITTED BY BUYER OR ITS REPRESENTATIVES). WITHOUT IN ANY WAY LIMITING THE FOREGOING, SELLER AND COMPANY HEREBY DISCLAIM ANY WARRANTY, EXPRESS OR IMPLIED, AS TO TITLE (INCLUDING BUT NOT LIMITED TO ANY WARRANTIES, IF ANY, ARISING PURSUANT TO SECTION 5.023 OF THE TEXAS PROPERTY CODE) AND AS TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, WITH RESPECT TO ANY PORTION OF THE ASSETS OF THE COMPANY OR ITS SUBSIDIARY, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN ARTICLE III AND ARTICLE IV HEREOF.

ARTICLE VI

COVENANTS

6.1 Conduct of Business.

(a) From the date of this Agreement through the Closing, Seller shall cause the Company and its Subsidiary to operate their business and maintain their assets in the ordinary course and in accordance with their past operating and maintenance practices, and, without limiting the generality or effect of the foregoing, Seller will use their Reasonable Efforts to cause the Company to preserve intact their business and their relationships with customers, suppliers and others having business relationships with the Company, in each case in all material respects.

(b) Without limiting the generality or effect of Section 6.1(a), prior to the Closing, Seller, except as required by Law, shall cause the Company and its Subsidiary not to, and Seller shall not take any action to permit the Company and its Subsidiary to:

(i) amend their Organizational Documents;

(ii) liquidate, dissolve, recapitalize or otherwise wind up their business;

(iii) except as required by Law or in the ordinary course of business, (A) grant or increase in any material respect, any bonus, salary, severance, termination or other compensation or benefits or other enhancement to the terms or conditions of employment to any of its employees (other than bonuses granted at or prior to the Closing in connection with the transactions contemplated hereby and paid prior to the Closing, or (B) make any material change in its key management structure;

(iv) change its accounting methods, policies or practices, except as required by applicable Law;

(v) sell, assign, transfer, lease or otherwise dispose of or encumber any assets except in the ordinary course of business or pursuant to the terms of a Material Contract, except as contemplated by Section 6.8;

(vi) make any capital expenditure in excess of [$250,000], without Buyer’s consent (which consent may not be unreasonably withheld), other than reasonable capital expenditures in connection with any emergency or force majeure events affecting the Company or any of its Subsidiary;

(vii) merge or consolidate with, or purchase substantially all of the assets or business of, or equity interests in, or make an investment in any Person (other than extensions of credit to customers in the ordinary course of business);

(viii) issue or sell any equity interests, notes, bonds or other securities of the Company (except for intercompany loans from or to Seller or its Affiliates in the ordinary course of business which will be cancelled prior to or at Closing), or any option, warrant or right to acquire same;

(ix) except as would not reasonably be expected to have a Material Adverse Effect on the Company or its Subsidiary, fail to make any payments due under or otherwise fail to perform any of its other obligations under all Real Property Easements, Leases, Contracts or Permits in accordance with its respective terms, or cancel, amend, modify, abandon, extend or renew any of the same, or permit any of the same to lapse, other than in the ordinary course of business; or

(x) agree, whether in writing or otherwise, to do any of the foregoing.

6.2 Access.

(a) From the date hereof through the Closing, Seller shall afford to Buyer and its authorized Representatives reasonable access, during normal business hours and on weekends if reasonably requested, and in such manner as not to unreasonably interfere with normal operation of the business, to the properties, books, contracts, records and appropriate officers and employees of the Company and its Subsidiary and shall furnish such authorized Representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiary as Buyer and such Representatives may reasonably request. Seller shall have the right to have a Representative present at all times during any such inspections, interviews and examinations, additionally, Buyer shall hold all such information confidential. Further, Buyer shall have no right to perform or conduct any environmental sampling or other invasive environmental investigating on or about any property, real or personal of the Company or its Subsidiary, without the Seller’s prior written consent, which Seller may grant, condition or withhold in its sole discretion.

(b) Buyer shall release, indemnify and hold harmless the Seller Indemnified Parties and their Representatives, effective as of and from the date hereof, from and against any Losses arising directly or indirectly from or relating in any manner whatsoever to any site visits or inspections of the assets or properties of any Seller Indemnified Party pursuant to this Section 6.2. THE INDEMNIFICATION PROVISIONS IN THIS SECTION 6.2 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

6.3 Third-Party Approvals. Buyer and Seller shall (and shall each cause their respective Affiliates to) use Reasonable Efforts to obtain all material consents and approvals of third parties that any of Buyer, Seller or their respective Affiliates are required to obtain in order to consummate the transactions contemplated hereby.

6.4 Regulatory Filings. From the date of this Agreement until the Closing, each of Buyer and Seller shall, and shall cause their respective Affiliates to, use its Reasonable Efforts to obtain the Regulatory Approvals, and the Parties agree to cooperate fully with each other and with all Governmental Authorities to obtain the Regulatory Approvals at the earliest practicable date, and shall: (i) make or cause to be made the filings required of such party or any of its Affiliates (and, in the case of Seller and any of its respective Affiliates) under any Laws with respect to the transactions contemplated by this Agreement and to pay any fees due of it in connection with such filings, as promptly as is reasonably practicable, and in any event within 10 Business Days after the date hereof, (ii) cooperate with the other Party and furnish all information in such Party’s possession that is necessary in connection with such other Party’s filings, (iii) promptly inform the other Party of any communication from or to, and any proposed understanding or agreement with, any Governmental Authority in respect of such filings, (iv) consult and cooperate with the other Party in connection with any analyses, appearances, presentations, memoranda, briefs, arguments and opinions made or submitted by or on behalf of any Party in connection with all meetings, actions and proceedings with Governmental Authorities relating to such filings, (v) comply, as promptly as is reasonably practicable, with any requests received by such Party or any of its Affiliates under any other Laws for additional information, documents or other materials, (vi) use Reasonable Efforts to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement, and (vii) use Reasonable Efforts to contest and resist any action or proceeding instituted (or threatened in writing to be instituted) by any Governmental Authority challenging the transactions contemplated by this Agreement as in violation of any Law. If a Party intends to participate in any meeting with any Governmental Authority with respect to such filings, it shall give the other Party reasonable prior notice of such meeting. The Buyer shall be responsible for any filing fees made in connection with the actions contemplated by this Section 6.4. The provisions set forth in Section 6.5 of this Agreement shall govern to the extent of any conflict with this Section 6.4.

6.5 HSR Act Filings.

(a) As soon as practicable after the date hereof, the Seller and the Buyer each shall file a Notification and Report Form and such other filings as required under the HSR Act with the FTC and the Justice Department concerning the transactions contemplated by this Agreement.

(b) The Seller and the Buyer shall each use its Reasonable Efforts to furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any further necessary filings or submissions under the provisions of the HSR Act. The Seller and the Buyer shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party hereto in connection with proceedings under or relating to the HSR Act or any other federal or state antitrust or fair trade Law. Except as prohibited by Law, the Seller and the Buyer shall (i) promptly notify the other Party of any communication to that Party from the FTC, the Justice Department, any State Attorney General or any other Governmental Authority and, subject to applicable Laws, permit the other Party to review in advance any proposed written communication to any of the foregoing, (ii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning this Agreement, any related document or the transactions contemplated hereby and thereby unless it consults with the other Party in advance (and such Party will give the other Party a summary of such meeting or discussion promptly thereafter); and (iii) use its Reasonable Efforts to supply to each other copies of all correspondence, filings or written communications (and memoranda setting forth the substance thereof) by such Party or its Affiliates with any Governmental Authority or staff members thereof, with respect to the transactions contemplated by this Agreement.

(c) The Buyer and the Seller each agree, and shall cause their respective Affiliates, to cooperate and to use their respective Reasonable Efforts to obtain any governmental clearances required for Closing, including early termination of the waiting period under the HSR Act and any applicable state antitrust or fair trade Law. The Buyer and the Seller also each agree to use their respective Reasonable Efforts to take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Authority with jurisdiction over the enforcement of any applicable Laws regarding the transactions contemplated by this Agreement: entering into negotiations; providing information; substantially complying with any second request for information pursuant to the HSR Act (to the extent reasonably necessary to obtain required governmental clearances) and making proposals. Notwithstanding anything to the contrary in this Section 6.5, neither the Buyer nor the Seller, nor any of their Affiliates, shall be required by this Section 6.5 to take any action that would require or result in holding separate or divesting assets or operations of the Seller, the Buyer or any of their Affiliates in order to have satisfied their obligation to use their Reasonable Efforts under this Section 6.5.

(d) The Buyer shall pay when due the initial filing fee and any other applicable fees required under the HSR Act.

6.6 Employees. Buyer understands that the Company and its Subsidiary have no employees.

6.7 Books and Records. From and after the Closing:

(a) Seller and its respective Affiliates may retain a copy of any or all of the data room materials and other books and records relating to the business or operations of the Company and its Subsidiary on or before the Closing Date.

(b) Buyer shall preserve and keep a copy of all data room materials and all books and records relating to the business or operations of the Company and its Subsidiary on or before the Closing Date in Buyer’s possession in accordance with the Buyer’s standard document retention procedures and applicable Law, but for a period of not less than seven (7) years. During the period of time in which Buyer is obligated to preserve such data room materials and books and records, Buyer shall allow Seller, at no charge or fee to Seller, full access to such data room materials and books and records as remain in Buyer’s possession and full access to the properties and employees of Buyer and the Company and its Subsidiary in connection with matters relating to the business or operations of the Company and its Subsidiary on or before the Closing Date and any disputes relating to this Agreement. After the period of time in which Buyer is obligated to preserve such data room materials and books and records, before Buyer shall dispose of any such data room materials or books and records, Buyer shall give Seller at least 90 days’ prior notice to such effect, and Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such data room materials and books and records as Seller may select.

6.8 Intentionally Omitted.

6.9 Permits. Buyer shall provide all notices and otherwise take all actions required to transfer or reissue any Permits, including those required under Environmental Laws, as a result of or in furtherance of the transactions contemplated by this Agreement. Seller shall use Reasonable Efforts to cooperate with Buyer to provide information necessary to apply for such Permits.

6.10 Intentionally Omitted.

6.11 Public Statements. Seller and Buyer agree that, from the date hereof, this Agreement and its terms shall be kept confidential and no public release or announcement concerning the transactions contemplated by this Agreement shall be issued or made by any Party without the prior consent of the other Parties (which consent shall not be unreasonably withheld, except Buyer may prohibit Seller’s disclosure of financial or economic details regarding the transaction, unless such disclosure is required by Law). The Parties shall have the right to make such disclosures, releases or announcements as may be required (i) by Law or the rules or regulations of any United States or foreign securities exchange, or (ii) in connection with any filing under the HSR Act (if applicable). The Parties may disclose the terms of this Agreement to their respective accountants, other Representatives and direct or indirect potential investors, as necessary in connection with the ordinary conduct of their respective businesses (as long as such Persons are advised that they must keep the terms of this Agreement confidential).

6.12 Company Guaranties.

(a) Buyer shall use Reasonable Efforts to obtain from the respective beneficiary, in form and substance reasonably satisfactory to Seller within ninety (90) days of the Closing, written releases of Seller and its Affiliates, as applicable, from any liability or obligation, whether arising before, on or after the Closing Date, under any Company Guaranty in effect as of the Closing and listed in Schedule 4.20, including by providing substitute guaranties with terms that are similar to those currently in effect or making other arrangements satisfactory to Buyer and the counterparty. Except as set forth in this Section 6.12 with respect to the Company Guaranties listed in Schedule 4.20, Buyer shall have no responsibilities with respect to any Company Guaranties and shall not be substituted thereunder unless and until specifically agreed to in writing by Buyer or its Affiliates.

(b) Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that at any time on or after the Closing Date, any of Seller and its Affiliates may, in its sole discretion, take any action to terminate, obtain release of or otherwise limit its liability under any and all outstanding Company Guaranties.

(c) Buyer shall indemnify and hold harmless Seller and its Affiliates from and after the Closing for any Losses arising out of or relating to any Company Guaranties listed in Schedule 4.20, whether or not such guaranties have been released.

6.13 Intentionally Omitted.

6.14 Revising Disclosure Schedule.

(a) The Seller may by written notice to Buyer revise or supplement the Disclosure Schedule at any time prior to the Closing Date to reflect information that either (i) existed on the date hereof and should have been included on one or more items of the Disclosure Schedule but was not, or (ii) came into existence after the date hereof and would have been required to be disclosed on one or more items of the Disclosure Schedule if such information was in existence on the date of this Agreement (each, a “Schedule Update”). Buyer shall have 5 Business Days to review each Schedule Update and the Closing Date shall be postponed as necessary for Buyer to do so (the “Review Period”). No Schedule Update will affect the rights of Buyer under Sections 8.1 or 10.1(b) of this Agreement.

(b) If the a Schedule Update gives the Buyer a right to terminate the Agreement pursuant to Section 10.1(b), and the Buyer is nevertheless willing to allow the Closing to occur, upon Closing, the Schedule Update will be effective to cure and correct for all purposes (including but not limited to indemnification obligations set forth in Article IX of this Agreement) any breach of any such representation or warranty that would otherwise would have existed by reason of Seller not having made such Schedule Update.

(c) If a Schedule Update does not give the Buyer a right to terminate the Agreement pursuant to Section 10.1(b), then such Schedule Update will be effective to cure and correct for all purposes (including but not limited to indemnification obligations set forth in Article IX of this Agreement) any breach of any such representation or warranty that would otherwise would have existed by reason of Seller not having made such Schedule Update; provided, however, if Buyer gives Seller a written notice of objection to such Schedule Update, the Disclosure Schedules will still be deemed to be updated with and will include such Schedule Update, but Seller will have indemnification obligations, if any, pursuant to Article IX as if such Schedule Update did not occur.

6.15 Exclusivity. Prior to the Closing Date, Seller and its respective Affiliates will not (and the Seller will cause each of its respective employees, officers and agents not to), directly or indirectly, (a) solicit, initiate, entertain or encourage the submission of any proposal or offer from any Person relating to the direct or indirect acquisition of the Interests, the assets of the Company or its Subsidiary, or any portion thereof (other than in the ordinary course of business), or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing.

6.16 Intentionally Omitted.

6.17 Intentionally Omitted.

6.18 Intentionally Omitted.

ARTICLE VII

TAX MATTERS

7.1 Responsibility for Filing Tax Returns and Paying Taxes. For both Pre-Effective Time Tax Periods and Tax periods closing subsequent to the Pre-Effective Time Periods but on or before the Closing Date, the Seller shall file all Tax Returns required to be filed by or with respect to the Company and its Subsidiary. Buyer shall file all other Tax Returns required to be filed by or with respect to the Company and its Subsidiary. The Seller shall pay all Taxes owed with respect to a Pre-Effective Time Period with respect to the Company and its Subsidiary. Buyer shall pay all other Taxes owed with respect to the Company and its Subsidiary or any of their assets. Liability for Taxes for any Tax period that includes but does not end on the Effective Time (a “Straddle Period”) shall be apportioned as follows: property and similar ad valorem Taxes shall be apportioned on a ratable daily basis and all other Taxes, including income Taxes, shall be apportioned based on an interim closing of the books of the Company and its Subsidiary as of the end of the Effective Time. Buyer and Seller shall each provide the other with all information reasonably necessary to prepare a Tax Return in which such other Party is responsible.

7.2 Responsibility for Tax Audits and Contests. The Seller shall control any audit or contest with respect to a Pre-Effective Time Tax Period, and Buyer shall control any other audit or contest; provided, however, that the Party with the greater potential Tax liability shall control any audit or contest with respect to a Straddle Period. Neither Buyer or Seller shall settle any audit or contest in a way that would adversely affect the other Party without the other Party’s written consent, such consent to not be unreasonably withheld. Buyer and Seller shall each provide the other with all information reasonably necessary to conduct an audit or contest with respect to Taxes.

7.3 Tax Refunds. Seller shall be entitled to any refund of Taxes paid with respect to a Pre-Effective Time Tax Period. Buyer shall be entitled to any refund of Taxes paid with respect to a Post-Effective Time Tax Period. Refunds for a Straddle Period shall be apportioned based on the Taxes that were paid by or on behalf of Buyer and Seller. If a Party receives a refund to which the other Party is entitled, the Party receiving the refund shall pay it to the Party entitled to the refund within 7 Business Days after receipt.

7.4 Transfer Taxes. Buyer shall be responsible for and indemnify the Seller against any state or local transfer, sales, use, stamp, registration or other similar Taxes resulting from the transactions contemplated by this Agreement.

7.5 Post-Closing Elections. At Seller’s request, Buyer shall employ Reasonable Efforts to cause the Company and its Subsidiary to make or join with Seller in making any federal income Tax election that does not increase the Taxes of Buyer or its affiliates, or a Liberty Subsidiary for Post-Effective Time Tax Periods.

7.6 Disputes over Tax Provisions. In the event of any dispute between Buyer and Seller over the application of this Article VII, which is not resolved by such Parties after Reasonable Efforts, such Parties shall submit the dispute to KPMG, LLP (or if such firm is unwilling or unable to serve, another nationally recognized accounting firm mutually agreed on by such Parties; the accounting firm ultimately chosen, the “Accountants”). Within 20 days after retaining the Accountants (the “Submission Deadline”), each such Party shall submit to the Accountants written notice setting forth in reasonable detail the particulars of the dispute. Such Parties shall instruct the Accountants to deliver to the Parties a written determination (such determination to include a worksheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accountants by the Parties, or their respective Affiliates) resolving the dispute consistent with this Article VII within 20 days after the Submission Deadline. All fees and expenses relating to appointment of the Accountants and the work, if any, to be performed by the Accountants will be borne equally by the Buyer on one hand and the Seller on the other hand. The determination of the Accountants shall be final, binding and conclusive for all purposes hereunder, absent manifest error or fraud.

ARTICLE VIII

CONDITIONS TO CLOSING

8.1 Conditions to Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Buyer:

(a) Representations, Warranties and Covenants of Seller. (i) Each of the representations and warranties of the Seller made in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing, unless a specific date is set forth in such representation or warranty, in which case such representation or warranty must be true and correct as of such specific date), except where the breach of a representation or warranty would not reasonably be expected to have a Material Adverse Effect; (ii) Seller shall have performed or complied with all of the covenants and agreements required by this Agreement to be performed or complied with by Seller on or before the Closing, except where the failure to perform or comply would not reasonably be expected to have a Material Adverse Effect; and (iii) Seller shall have delivered to Buyer a certificate, dated the Closing Date, certifying that the conditions specified in this Section 8.1(a) have been fulfilled;

(b) Third-Party Consents; Governmental Approvals. All consents, approvals or waivers, if any, disclosed on the Disclosure Schedule to this Agreement or otherwise required in connection with the consummation of the transactions contemplated by this Agreement shall have been received, except where the failure to obtain such consent, approval or waiver would not reasonably be expected to have a Material Adverse Effect. All of the consents, approvals, authorizations, exemptions and waivers from Governmental Authorities that will be required to enable Buyer to consummate the transactions contemplated by this Agreement shall have been obtained, except where the failure to obtain such consent, approval, authorization, exemption or waiver would not reasonably be expected to have a Material Adverse Effect;

(c) No Injunction, Etc. No provision of any applicable Law and no Order will be in effect that will prohibit or restrict the consummation of the Closing;

(d) No Proceedings. No Proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing or seeking Losses from Seller incident to this Agreement or the transactions contemplated hereby, will have been instituted by any Person before any Governmental Authority and be pending;

(e) Intentionally Omitted;

(f) Casualty Loss. No casualty losses shall have occurred with respect to the Assets or the Business that could result in the aggregate, in Losses (including future losses due to business interruption) equal to or greater than 5% of the Purchase Price;

(g) Incumbency Certificate. A certificate of incumbency and authority of the officers of Seller executing this Agreement and all other agreements, certificates, instruments of conveyance and documents executed in connection herewith;

(h) Termination of Management and Intercompany Agreements. Written termination of any and all management, consulting, services or other forms of agreement described in Section 4.10(d) above, existing between Seller or any of its Affiliates on the one hand and Company and/or its Subsidiary on the other hand including specific releases of any and all obligations owed thereunder by one party to the other;

(i) Intentionally Omitted;

(j) Transaction Documents. Seller shall have executed and delivered to Buyer the Interest Transfer Documents;

(k) Non-Foreign Person Affidavit. A duly executed and acknowledged affidavit of the Seller, substantially in the form attached hereto as Exhibit 8.1(k), stating that Seller is not a “foreign person” as defined in Section 1445 of the Code;

(l) Insurance Policies. Seller shall have delivered the Insurance Policies to Buyer.

(m) Financial Statements. Seller shall have delivered the New Financial Statements described in Section 4.6, meeting the requirements set forth in Section 4.6.

(n) Intentionally Omitted.

(o) Other Deliveries. Seller shall have delivered such other certificates, instruments of conveyance, and documents as may be reasonably requested by Buyer and agreed to by Seller prior to the Closing Date to carry out the intent and purposes of this Agreement.

8.2 Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by Seller:

(a) Representations, Warranties and Covenants of Buyer. (i) Each of the representations and warranties of Buyer made in this Agreement will be true and correct in all respects as of the date of this Agreement and as of the Closing (as if made anew at and as of the Closing, unless a specific date is set forth in such representation or warranty, in which case such representation or warranty must be true and correct as of such specific date); (ii) Buyer shall have performed or complied with all of the covenants and agreements required by this Agreement to be performed or complied with by Buyer on or before the Closing; and (iii) Buyer shall have delivered to Seller a certificate, dated the Closing Date, certifying that the conditions specified in this Section 8.2(a) have been fulfilled;

(b) Third-Party Consents; Governmental Approvals. All consents, approvals or waivers, if any, disclosed on the Disclosure Schedule to this Agreement or otherwise required in connection with the consummation of the transactions contemplated by this Agreement shall have been received, except where the failure to obtain such consent, approval or waiver would not reasonably be expected to have a Material Adverse Effect. All of the consents, approvals, authorizations, exemptions and waivers from Governmental Authorities that will be required to enable Seller to consummate the transactions contemplated by this Agreement shall have been obtained, except where the failure to obtain such consent, approval or waiver would not reasonably be expected to have a Material Adverse Effect;

(c) No Injunction, Etc. No provision of any applicable Law and no Order will be in effect that will prohibit or restrict the consummation of the Closing;

(d) No Proceedings. No Proceeding challenging this Agreement or the transactions contemplated hereby or seeking to prohibit, alter, prevent or materially delay the Closing or seeking Losses from Seller incident to this Agreement or the transactions contemplated hereby, will have been instituted by any Person before any Governmental Authority and be pending;

(e) Estimated Purchase Price. Buyer shall have delivered the Closing Payment pursuant to Section 2.3;

(f) Transaction Documents. Buyer shall have executed and delivered to Seller the Interest Transfer Documents; and

(g) Other Deliveries. Buyer shall have delivered such other certificates, instruments, and documents as may be reasonably requested by Seller and agreed to by Buyer prior to the Closing Date to carry out the intent and purposes of this Agreement.

ARTICLE IX

INDEMNIFICATION

9.1 Survival. The representations and warranties contained in this Agreement shall survive beyond the Closing until the first anniversary thereof, except that (a) the representations and warranties contained in Section 4.10 (Contracts) shall survive beyond the Closing until the second anniversary thereof, (b) the representations and warranties contained in Section 4.7 (Taxes) shall each survive the Closing until thirty (30) days after expiration of the statute of limitations (including extensions) applicable to such matter, (c) the representations and warranties and certifications contained in the certificates delivered under Section 8.1(a) and Section 8.2(a) will survive for the same duration that the representations and warranties to which they are applicable survive and (d) the representations and warranties in Section 3.1 (Organization of Seller), Section 3.2 (Authorization; Enforceability), Section 4.1 (Organization of the Company), Section 4.3(a) through (d) (Ownership of Interests), Section 4.18 (Brokers’ Fees), Section 5.1 (Organization of Buyer), Section 5.2 (Authorization; Enforceability), Section 5.5 (Brokers’ Fees), and Section 5.8 (Buyer’s Investigation; Limitation on Warranties) shall survive the Closing until the third anniversary of the Closing. Notwithstanding the preceding sentence, any representation or warranty in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the preceding sentence if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity has been given to the Party against whom such indemnification may be sought prior to such time; provided that such right of indemnity shall continue to survive and shall remain a basis for indemnification hereunder only until the related claim for indemnification is resolved or disposed of in accordance with the terms of this Article IX.

9.2 Indemnification.

(a) From and after the Closing, the Seller will indemnify, defend and hold harmless Buyer and its officers, members, directors, partners, managers, employees and Affiliates (the “Buyer Indemnified Parties”) against any and all claims, demands, causes of action, Liabilities, damages, judgments, losses, costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses) (“Losses”) incurred or suffered as a result of, relating to or arising out of (i) any failure of any representation or warranty made by Seller in this Agreement or any closing certificate delivered pursuant to Section 8.1(a) to be true and correct as of the Closing (as if made anew at and as of the Closing, unless a specific date is set forth in such representation or warranty, in which case such representation or warranty must be true and correct as of such specific date), to the extent such a representation or warranty survives the Closing, (ii) the breach of any covenant or agreement made or to be performed by Seller pursuant to this Agreement that survives Closing and (iii) the Raywood Issue. Notwithstanding anything herein to the contrary, Seller shall not be liable under this Section 9.2(a) for Losses in excess of 7.5% of the Purchase Price in the aggregate (the “Ceiling”).

(b) From and after the Closing, Buyer will indemnify, defend and hold harmless Seller and its officers, members, directors, partners, managers, employees and Affiliates (the “Seller Indemnified Parties”) against any and all Losses incurred or suffered as a result of, relating to or arising out of (i) any failure of any representation or warranty made by Buyer in this Agreement or any closing certificate delivered pursuant to Section 8.2(a) to be true and correct as of the Closing (as if made anew at and as of the Closing, unless a specific date is set forth in such representation or warranty, in which case such representation or warranty must be true and correct as of such specific date), to the extent such a representation or warranty survives the Closing, (ii) the breach of any covenant or agreement made or to be performed by Buyer pursuant to this Agreement that survives Closing and (iii) the operation of the Company and its Subsidiary after the Effective Time.

(c) THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE IX SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION.

(d) For the purposes of determining the amount of Losses under this Article IX resulting from the breach of any representation or warranty contained in this Agreement, any representations or warranties qualified by Material Adverse Effect or materiality (including all variations of materiality) shall be deemed to not be so qualified. For purposes of clarity, Material Adverse Effect or materiality (including all variations of materiality) qualifiers contained in representations or warranties shall not be disregarded for purposes of determining if a breach of such representation or warranty has occurred.

(e) Buyer is not entitled to indemnification under this Article IX in respect of the calculation of Final Effective Time Net Working Capital or Final Month End Net Working Capital, or matters reflected in the calculation thereof, except to the extent that a value used in the calculation of Final Effective Time Net Working Capital or Final Month End Net Working Capital is inaccurate because of the failure of a representation or warranty made by Seller in this Agreement to be true and correct as of the Closing. If Buyer is entitled to indemnification due to the exception set forth in the previous sentence, Buyer’s claim shall be limited to the amount that exceeds the inaccurate value reflected in the calculation of Final Effective Time Net Working Capital or Final Month End Net Working Capital, and is subject to the limitations on indemnification hereunder, including without limitation the Basket and Ceiling; provided that if any difference between the Estimated Effective Time Net Working Capital and either the Final Effective Time Net Working Capital or Final Month End Net Working Capital is the direct result of such a failure, Buyer shall not be entitled to indemnification for such failure under this Article IX.

9.3 Limitations on Liability. Notwithstanding anything herein to the contrary, except as otherwise provided below in this Section, Seller shall not be liable under Section 9.2(a):

(a) except to the extent the aggregate amount of Losses exceed 1% of the Purchase Price (the “Basket”), and then only for such amounts in excess of such Basket; or

(b) for Losses in excess of the Ceiling.

Notwithstanding the foregoing, the Basket shall not apply to Losses indemnified with respect to (i) Raywood Issue under Section 9.2(a)(iii) or (ii) to breaches of covenants made by Seller as to (A) Taxes or (B) in Section 6.6.

9.4 Procedures. Claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a) If any Person who or which is entitled to seek indemnification under Section 9.2 (an “Indemnified Party”) receives notice of the assertion or commencement of any claim asserted against an Indemnified Party by a third party (“Third-Party Claim”) in respect of any matter that is subject to indemnification under Section 9.2, the Indemnified Party shall promptly (i) notify the Party(ies) obligated to indemnify (the “Indemnifying Party”) of the Third-Party Claim and (ii) transmit to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim, a copy of all papers served with respect to such claim (if any), the Indemnified Party’s best estimate of the amount of Losses attributable to the Third-Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is prejudiced by such delay or omission.

(b) The Indemnifying Party shall have the right to defend the Indemnified Party against such Third-Party Claim. If the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party elects to assume the defense of the Third-Party Claim (such election to be without prejudice to the right of the Indemnifying Party to dispute whether such claim is an indemnifiable Loss under this Article IX), then the Indemnifying Party shall have the right to defend such Third-Party Claim with counsel selected by the Indemnifying Party (who shall be reasonably satisfactory to the Indemnified Party), by all appropriate proceedings, to a final conclusion or settlement at the discretion of the Indemnifying Party in accordance with this Section 9.4(b). The Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided that the Indemnifying Party shall not enter into any settlement agreement without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided further, that such consent shall not be required if (i) the settlement agreement contains a complete and unconditional general release by the third party asserting the claim to all Indemnified Parties affected by the claim and (ii) the settlement agreement does not contain any sanction or restriction upon the conduct of any business by the Indemnified Party or its Affiliates or impact it in any financial manner. If requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim which the Indemnifying Party elects to contest, including the making of any related counterclaim against the Person asserting the Third-Party Claim or any cross complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of any Third-Party Claim controlled by the Indemnifying Party pursuant to this Section 9.4(b), and the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(c) If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 9.4(b), then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable cost and expense (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third-Party Claim with counsel selected by the Indemnified Party (who shall be reasonably satisfactory to the Indemnifying Party), by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnified Party. In such circumstances, the Indemnified Party shall defend any such Third-Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third-Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 9.4(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d) Any claim by an Indemnified Party on account of Losses that does not result from a Third-Party Claim (a “Direct Claim”) will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 60 days after the Indemnified Party becomes fully aware of such Direct Claim. Such notice by the Indemnified Party will describe the Direct Claim in reasonable detail, will include copies of all available material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the Indemnified Party. The Indemnifying Party will have a period of 5 Business Days within which to respond in writing to such Direct Claim. If the Indemnifying Party does not so respond within such period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party subject to the provisions of this Agreement.

(e) Any indemnification payment made pursuant to this Agreement shall take into account any Tax benefits attributable to the circumstance or event giving rise to such Loss.

9.5 Exclusive Remedy and Release. The indemnification and remedies set forth in this Article IX shall, from and after the Closing, constitute the sole and exclusive remedies of the Parties with respect to any breach of representation or warranty or non-performance, partial or total, of any covenant or agreement (except for the covenants contained in Section 2.3(e), Section 2.3(f), Section 6.2(b), Section 6.12 and Article VII) contained in this Agreement; provided that nothing in this Section 9.5 shall prevent either Party from seeking injunctive or equitable relief, including, but not limited to, specific performance.

9.6 Escrow.

(a) Except as otherwise provided in Section 9.6(b), any payment required to be made by the Seller to any Buyer Indemnified Party pursuant to this Agreement shall be derived solely from the funds deposited in escrow by CERITAS Holdings, LP and CERITAS Management, LLC (collectively “CERITAS”) with Amegy Bank National Association, as escrow agent, pursuant to the terms of that certain Escrow Agreement dated effective as of June 29, 2010, by and among DCP and the aforementioned Entities, a copy of which is attached hereto as Exhibit 2.2 (the “Escrow Agreement”). Seller hereby agrees to take all action necessary to pursue and pass through to Buyer all benefits available to DCP and its Affiliates under the Escrow Agreement. Specifically, if Buyer delivers a Claim Notice that Seller determines to be valid, Seller shall cause DCP to take action necessary to compensate Buyer for the Losses described in the Claim Notice: (i) by pursuing DCP’s indemnification remedy pursuant to the terms of that certain Purchase and Sale Agreement by and among CERITAS and DCP dated as of June 4, 2010 (the “CERITAS PSA”); (ii) by pursuing DCP’s right to make claims for and receive distributions from the Escrow Deposit (as such term is defined Escrow Agreement); and (iii) by supporting Buyer’s right independently to pursue against Ceritas the remedies set forth in (i) and (ii) above as a Buyer Indemnified Party (as such term is defined in the CERITAS PSA) due to Buyer’s being DCP’s “Affiliate” (as such term is defined in the CERITAS PSA).

(b) Notwithstanding the foregoing, Buyer’s recovery of Losses sustained: (i) due to the inaccuracy of the representations and warranties set forth in Article III or (ii) due to any representations and warranties that first became inaccurate after June 29, 2010, shall not be limited to the Escrow Deposit established by the Escrow Agreement. The amount of Buyer’s recovery for Losses sustained under this Agreement shall nevertheless remain limited by the terms of Sections 9.3 and 9.5.

ARTICLE X

TERMINATION

10.1 Termination. At any time prior to the Closing, this Agreement may be terminated and the transactions contemplated hereby abandoned:

(a) by the mutual consent of Buyer and Seller as evidenced in writing signed by each of Buyer and Seller;

(b) by Buyer, if there has been a breach by Seller of any representation, warranty or covenant contained in this Agreement (except where such breach would not reasonably be expected to have a Material Adverse Effect) that has prevented the satisfaction of any condition to the obligations of Buyer at the Closing and if such breach is of a character that it is capable of being cured, such breach has not been cured by Seller within 20 days after written notice thereof from Buyer; provided, however, if such breach of covenant is capable of being cured but is not capable of being cured within such 20 day period, it shall be sufficient for the Seller to commence the cure within such 20 day period and complete the cure thereof within 100 days after Buyer’s issuance of the written notice described above;

(c) by Seller, if there has been a breach by Buyer of any representation, warranty or covenant contained in this Agreement (except where such breach would not reasonably be expected to have a Material Adverse Effect) that has prevented the satisfaction of any condition to the obligations of Seller at the Closing and if such breach is of a character that it is capable of being cured, such breach has not been cured by Buyer within 20 days after written notice thereof from Seller; provided, however, if such breach is capable of being cured but is not capable of being cured within such 20 day period, it shall be sufficient for the Buyer to commence the cure within such 20 day period and complete the cure thereof within 100 days after Seller’s issuance of the written notice described above;

(d) by either Buyer or Seller if any Governmental Authority having competent jurisdiction has issued a final, non-appealable Order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, or forcing a divestiture of assets or Affiliates; or

(e) by either Buyer or Seller, if the transactions contemplated hereby have not been consummated by 120 days from the date of this Agreement, provided that neither Buyer nor Seller will be entitled to terminate this Agreement pursuant to this Section 10.1(e) if such Person’s breach of this Agreement has prevented the consummation of the transactions contemplated by this Agreement.

10.2 Effect of Termination. If this Agreement is terminated under Section 10.1, all further obligations of the Parties under this Agreement will terminate without further liability or obligation of either Party to the other Parties hereunder; provided, however, that no Party will be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (a) failure of such Party to have performed its material obligations under this Agreement or (b) any material misrepresentation made by such Party of any matter set forth in this Agreement. Nothing in this Section 10.2 will relieve any Party to this Agreement of liability for breach of this Agreement occurring prior to any termination, or for breach of any provision of this Agreement that specifically survives termination hereunder.

ARTICLE XI

MISCELLANEOUS

11.1 Notices. All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given when (i) delivered in person, (ii) five days after posting in the United States mail having been sent registered or certified mail return receipt requested or (iii) delivered by telecopy and promptly confirmed by delivery in person or post as aforesaid in each case, with postage prepaid, addressed as follows:

(a)	If to Buyer, to:

DCP Midstream Partners, LP

370 17th Street, Suite 2775

Denver, CO 80202

Fax: (303) 633-2921

Attention: Don Baldridge

with a copy to:

370 17th Street, Suite 2775

Denver, CO 80202

Fax: (303) 633-2921

Attention: Michael S. Richards

(b)	If to Seller, to:

DCP Midstream, LP

370 17th Street, Suite 2500

Denver, CO 80202

Fax: (303) 605-2225

Attention: Greg Smith

with a copy to:

370 17th Street, Suite 2500

Denver, CO 80202

Fax: (303) 605-2226

Attention: Brent Backes

or to such other address or addresses as the Parties may from time to time designate in writing.

11.2 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties; provided, however, that either Party may assign this Agreement or any rights or duties hereunder to an Affiliate without the other Party’s consent, so long as the assigning Party remains liable for its obligations and duties under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

11.3 Further Assurances. Each Party agrees that from time to time after the Closing it will execute and deliver or cause its respective Affiliates to execute and deliver to the other, any other instrument which may be reasonably requested by the other and which is reasonably appropriate to perfect or evidence any of the sales, assignments, transfers or conveyances contemplated by this Agreement, to obtain or transfer any consents contemplated by this Agreement, to obtain any Lien releases contemplated by the terms of this Agreement and to execute and deliver such further instruments, and take (or cause its respective Affiliates to take) such other action, as may be necessary to carry out the purposes and intent of this Agreement.

11.4 Rights of Third Parties. Except for the provisions of Article IX, which are intended to be enforceable by the Persons respectively referred to therein, nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

11.5 Expenses. Except as otherwise expressly provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

11.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any facsimile copies hereof or signature hereon shall, for all purposes, be deemed originals.

11.7 Entire Agreement. This Agreement (together with the Disclosure Schedule and exhibits to this Agreement) constitutes the entire agreement among the Parties with respect to the subject matter hereof, and supersedes any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

11.8 Disclosure Schedule. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedule shall have the respective meanings assigned in this Agreement. Certain information set forth in the Disclosure Schedule is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedule shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedule. No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The inclusion of any information in the Disclosure Schedule shall not be deemed to be an admission or acknowledgment by Seller, in and of itself, that such information is material to or outside the ordinary course of the business or required to be disclosed on the Disclosure Schedule. Each disclosure in the Disclosure Schedule shall be deemed to qualify all representations and warranties of Seller notwithstanding the lack of a specific cross-reference and any information disclosed in the Disclosure Schedule shall be deemed to be disclosed for all purposes of this Agreement where the relevance of such matter is or should be reasonably apparent.

11.9 Acknowledgment by Buyer. BUYER HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY FROM SELLER OR ANY OF ITS RESPECTIVE AFFILIATES, EXCEPT AS SET FORTH IN THIS AGREEMENT.

11.10 Amendments. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party.

11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

11.12 Governing Law; Jury Waiver.

(a) This Agreement and any disputes arising out of or connected to this Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to the Laws that might be applicable under conflicts of laws principles (except to the extent that the Laws of the State of Texas mandatorily apply to the conveyance hereunder to real property located within such state).

(b) THE PARTIES HERETO AGREE THAT THEY HEREBY IRREVOCABLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT.

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IN WITNESS WHEREOF this Agreement has been duly executed and delivered by each of the Parties as of the date first above written.

SELLER:

DCP MIDSTREAM, LLC

By:
Name:		Wouter van Kempen
Title:		President, Midcontinent Business Unit and
Chief Development Officer

BUYER:

DCP MIDSTREAM PARTNERS, LP

By:		DCP Midstream GP, LP
Its General Partner

	By:	DCP Midstream GP, LLC
Its General Partner

By:
Name:		Mark A. Borer
Title:		President and Chief Executive Officer